Exhibit (h)(9)

EXHIBIT A

Amended and Restated as of November 1, 2016

PRODUCTS

QS DBI Developed ex-US Diversified Index

QS DBI Emerging Markets Diversified Index

QS DBI US Diversified Index

QS Low Volatility High Dividend Index

QS International Low Volatility High Dividend Hedged Index

QS Emerging Markets Low Volatility High Dividend Hedged Index